Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2011 Performance Update

The Frontier Fund Supplement Dated November 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E  F R O N T I E R  F U N D’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	November 30, 2011 MTD	November 30, 2011 YTD	NAV /Unit

Frontier Diversified Series-1	1.95%	-3.82%	$99.62
Frontier Long/Short Commodity Series-1a	-0.19%	3.74%	$122.38
Frontier Masters Series-1	0.37%	-4.22%	$98.62

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$16,397,890.25
Unrealized trading gain/(loss)	(14,406,843.01)
Less: commissions	(91,782.08)
Less: FCM fees	(140,659.21)
Foreign currency gain/(loss)	36,106.77
Interest income	105,216.10

Total Income	1,899,928.82
EXPENSES
Management fees	94,051.78
Incentive fees	317,024.97
Broker service fees	119,242.17

Total Expenses	530,318.92

Net Income (Loss)	$1,369,609.90

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	720,257.90678	$70,380,196.12	97.72
Current month additions	13,346.98761	1,331,626.91
Current month redemptions	(8,929.08835)	(891,909.77)
Net Income (loss) for current month		1,369,609.90

Net Asset Value, end of current month	724,675.80604	$72,189,523.16	99.62

	Monthly rate of return		1.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(458,382.02)
Unrealized trading gain/(loss)	519,131.79
Less: commissions	(11,838.07)
Less: FCM fees	(33,850.67)
Foreign currency gain/(loss)	1,182.08
Interest income	27,454.64

Total Income	43,697.75
EXPENSES
Management fees	49,761.26
Incentive fees	(3,509.31)
Broker service fees	28,884.97

Total Expenses	75,136.92

Net Income (Loss)	$(31,439.17)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	141,181.80017	$17,309,701.44	122.61
Current month additions	4,346.21842	530,772.57
Current month redemptions	(241.24214)	(29,442.57)
Net Income (loss) for current month		(31,439.17)

Net Asset Value, end of current month	145,286.77645	$17,779,592.27	122.38

	Monthly rate of return		-0.19%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$554,926.57
Unrealized trading gain/(loss)	(261,078.31)
Less: commissions	(17,031.55)
Less: FCM fees	(67,189.87)
Foreign currency gain/(loss)	1,883.80
Interest income	54,942.95

Total Income	266,453.59
EXPENSES
Management fees	73,838.00
Incentive fees	—
Broker service fees	56,969.66

Total Expenses	130,807.66

Net Income (Loss)	$135,645.93

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	351,075.53446	$34,493,533.26	98.25
Current month additions	3,084.14500	309,517.15
Current month redemptions	(9,632.42306)	(962,378.57)
Net Income (loss) for current month		135,645.93

Net Asset Value, end of current month	344,527.25640	$33,976,317.77	98.62

	Monthly rate of return		0.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 1